SUPPORT SERVICES AGREEMENT

AGREEMENT made this [__] day of [__], 2019, by and between BNY Mellon Securities Corporation ("Distributor"), a corporation organized under the laws of the State of New York with its principal place of business at 240 Greenwich Street, New York, New York 10286, and BNY Mellon Investment Adviser, Inc. ("Manager"), a corporation organized under the laws of the State of New York with its principal place of business at 240 Greenwich Street, New York, New York 10286 (each a "Party" and together, "Parties").

WHEREAS, Manager serves as investment manager to BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. (the "Fund"), a closed-end investment company registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations thereunder; and

WHEREAS, Distributor is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), and a member of the Financial Industry Regulatory Authority ("FINRA"); and

WHEREAS, the Fund and Distributor have separately entered into a distribution agreement dated April 25, 2019, whereby Distributor shall act as the Fund's principal underwriter for the distribution of the Fund's shares of common stock, $0.001 par value (the "Common Shares") during an initial offering period; and

WHEREAS, Distributor and Manager wish to enter into this Agreement to memorialize arrangements for Distributor to provide various wholesaling and other marketing services with respect to the initial public offering of the Fund's Common Shares upon the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and Manager each agree as follows:

SECTION 1. APPOINTMENT

Manager hereby appoints Distributor to participate in educational and marketing activities to investment advisers, broker-dealers and other intermediaries that could potentially purchase the Fund's Common Shares for their customers (such Distributor activity, collectively, "Wholesaling") and provide other marketing support, including in connection with participation in road show presentations and related activities ("Marketing Support," and together with Wholesaling, "Services") on the terms and conditions set forth in this Agreement, and Distributor hereby accepts such appointment and, in connection with such appointment, agrees to provide such Services on the terms and conditions set forth in this Agreement.

SECTION 2. SERVICES; COMPENSATION

(a) Distributor may, in its sole discretion, engage in Wholesaling (including through its registered representatives) utilizing in person, written, electronic or telephonic communications with a view to providing information regarding, and increasing the awareness of, the Fund. Any such communication that is written or scripted shall be subject to review and approval of Manager, or its authorized agents, and Manager or Distributor, shall be responsible for filing all necessary communications with the SEC or FINRA, as required.

(b) As set forth in the Fund's preliminary prospectus, dated June 13, 2019, including the statement of additional information incorporated therein by reference ("Preliminary Prospectus"), and the Fund's prospectus in the form first used to confirm sales of Common Shares and filed with the SEC in accordance with Rule 497 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), including the statement of additional information incorporated therein by reference ("IPO Prospectus"), and subject to any applicable limitations set forth therein, Manager agrees to compensate Distributor, out of its own resources, for Wholesaling, and further agrees to reimburse Distributor for reasonable and documented out-of-pocket expenses incurred by Distributor in connection with providing the Services. The compensation paid by Manager pursuant to this Agreement will not exceed $[___________], or [__]% of the total public offering price of the Common Shares.

(c) Manager shall compensate Distributor for Services provided hereunder on a monthly basis, based on an estimate of the amount of costs to Distributor as calculated by Distributor for providing such Services. Manager agrees that it shall pay Distributor such compensation within a reasonable amount of time after delivery of an invoice by Distributor. Compensation shall be reconciled and adjusted, at a minimum, quarterly based upon actual expenses incurred by Distributor. The amounts of compensation shall be recorded on the books of Distributor as transfer revenue and shall be reflected in Distributor's financial statements and on FOCUS reports filed with FINRA and the SEC pursuant to Rule 17a-5 under the 1934 Act.

(d) The Parties acknowledge that Distributor will not be compensated by (i) the Fund, (ii) investors in the Fund's Common Shares or (iii) separate structuring arrangements with Manager.

SECTION 3. DUTIES OF THE PARTIES; DELIVERY OF DOCUMENTS

(a) The Parties hereto shall perform all duties set forth herein in compliance with all applicable laws (including state and federal securities laws) as well as the laws, rules, and/or regulations of the securities exchanges and all other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over them. Without limiting the foregoing, the Parties agree to cooperate with one another in providing Marketing Support to the Fund.

(b) Prior to Distributor providing any Services under this Agreement, Manager shall deliver to Distributor copies of the following documents:

(i) the Fund Preliminary Prospectus as filed with the SEC;

(ii) marketing materials approved by Manager and Distributor and authorized for use by Distributor and its registered representatives;

(iii) any relevant policies and procedures adopted by the Fund or Manager that are applicable to the Services to be provided by Distributor, including any updates thereto; and

(iv) any other documents, materials or information that Distributor shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c) In the event there is a change in the law, rules or regulations related to or affecting the Services provided under this Agreement, Distributor shall begin complying with the requirements thereof as soon as such change is effective or enforceable. If such requirements are materially different or more burdensome than the current requirements, the Parties shall agree to mutually acceptable policies and procedures for such requirements.

SECTION 4. INFORMATION PERTAINING TO THE COMMON SHARES

(a) Neither Distributor, its directors, officers, employees and agents nor any registered representative of Distributor shall make any representations unless consistent with the Preliminary Prospectus and IPO Prospectus. Each of Distributor or Manager shall promptly notify the other of any oral or written complaint received by it, or notice of any regulatory investigation or proceeding brought against the other Party, the scope of which includes any activities undertaken in connection with this Agreement.

(b) Manager will advise Distributor as to the states or other jurisdictions in which the Fund's Common Shares have been qualified for sale under, or are exempt from the requirements of the respective securities laws of such states and jurisdictions. Distributor will not promote the purchase of the Fund's Common Shares to any person or entity in any jurisdiction in which such promotion would be unlawful under the securities laws of such jurisdiction.

(c) Neither Distributor nor Manager shall have any liability to the other except for lack of good faith and for obligations expressly assumed by each herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any securities to waive compliance with any provision of the 1933 Act, the 1934 Act, the 1940 Act or the Rules and Regulations of the SEC or to relieve the Parties hereto from any liability arising under the 1933 Act.

SECTION 5. REPRESENTATIONS AND WARRANTIES BY DISTRIBUTOR

Distributor covenants, represents and warrants as follows:

(a) Distributor is a duly organized, validly existing corporation in good standing under the laws of New York, with full power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Distributor agrees to comply with all applicable laws, governmental rules and regulations relating to the activities contemplated by this Agreement.

(c) Distributor and all Distributor registered representatives have all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be required to provide the Services contemplated under this Agreement.

(d) Distributor will maintain, pursuant to Rules 17a-3 and 17a-4 under the 1934 Act, a copy of this Agreement and copies of all documentation relating to the expense incurred by Distributor in connection with the provision of Services and compensation paid by Manager hereunder.

(e) The provision of Services under this Agreement by Distributor and/or any Distributor registered representative will not conflict with, violate the terms of, or constitute a default under

(i) Distributor's organizational documents;

(ii) any other agreement or instrument to which Distributor, or any Distributor registered representative is a party or by which Distributor or any Distributor registered representative is bound or to which any of the property or assets of Distributor or any Distributor registered representative is subject; or

(iii) any order, rule, law, regulation or other legal requirement applicable to Distributor or any Distributor registered representative or to the property or assets of Distributor or any Distributor representative.

(f) There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Distributor or any principal of Distributor or any Distributor registered representative in a material way, or their ability to meet its obligations under this Agreement, before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal thereof or any Distributor registered representative is a party, or to which any asset of Distributor or any Distributor registered representative is subject. Neither Distributor nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Distributor's or any Distributor registered representative's business in a material way or its or their ability to meet its or their obligations under this Agreement.

(g) Distributor will notify the Manager immediately in the event it receives notice or becomes aware of any information that it or any Distributor registered representative may have violated any applicable federal or state law, rule or regulation arising out of its activities hereunder, or which may otherwise affect in any material way Distributor or any Distributor registered representative's ability to act in accordance with the terms of this Agreement.

(h) Distributor will comply in all material respects with all of the terms and provisions of this Agreement, and will notify Manager immediately of any breach by it or any Distributor registered representative of this Agreement of which it becomes aware.

The covenants, representations and warranties of this Section 5 shall be continuing during the term of this Agreement and any renewals hereof, and Distributor shall promptly notify the Manager if at any time any such representation or warranty shall become inaccurate for any reason.

SECTION 6. REPRESENTATIONS AND WARRANTIES BY MANAGER

Manager covenants, represents and warrants as follows:

(a) Manager is a corporation duly organized, validly existing and in good standing under the laws of the State New York, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed under all applicable laws, except where the failure to be licensed or registered will not have a material adverse effect on its ability to conduct its business.

(b) Manager agrees to comply with all applicable laws, governmental rules and regulations relating to the activities contemplated by this Agreement.

(c) The performance of the obligations under this Agreement by Manager will not conflict with, violate the terms of, or constitute a default under

(i) Manager's organizational documents;

(ii) any other agreement or instrument to which Manager is a party or by which Manager is bound or to which any of the property or assets of Manager is subject; or

(iii) any order, rule, law, regulation or other legal requirement applicable to Manager or to the property or assets of Manager.

(d) There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Manager's ability to meet its obligations under this Agreement in a material way before or by any court or other governmental, regulatory, or self-regulatory authority or body to which Manager is a party, or to which any asset of Manager is subject. Manager has not received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Manager's ability to meet its obligations under this Agreement.

(e) Manager will notify Distributor immediately in the event it receives notice or becomes aware of any information that it may have violated any applicable federal or state law, rule or regulation arising out of its activities, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(f) Manager will comply in all material respects with all of the terms and provisions, and will notify Distributor immediately of any breach by it, of this Agreement.

(g) Manager represents and warrants that the Preliminary Prospectus and IPO Prospectus, as filed with the SEC, and any marketing materials provided to Distributor by Manager for use in providing the Services are true and correct and do not make any misstatements of material fact, or fail to make any statements of material fact, that would make the Preliminary Prospectus and IPO Prospectus and other marketing materials provided by the Manager, misleading or untrue.

The covenants, representations and warranties of this Section 6 shall be continuing during the term of this Agreement and any renewals hereof, and Manager shall promptly notify Distributor if at any time any such representation or warranty shall become inaccurate for any reason.

SECTION 7. PRIVACY OF CUSTOMER INFORMATION

In accordance with Regulation S-P, the Parties will not disclose any non-public personal information, as defined in Regulation S-P, regarding any customer, provided, however, that the Parties may disclose such information to any Party or to third parties as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Distributor or as may be required by law. Both Parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

SECTION 8. MARKETING MATERIALS

In connection with the Services contemplated hereunder, Distributor shall only use the Preliminary Prospectus, the IPO Prospectus and any other marketing materials that have been reviewed and approved for use by Manager and Distributor.

SECTION 9. INDEMNIFICATION

(a) Each Party to this Agreement ("Indemnitor") agrees to indemnify, defend, and hold the other (the "Indemnitee") harmless against any and all losses, damages, claims, actions, suits, judgments, liabilities, costs and expenses, including reasonable attorney's fees and other reasonable legal expenses (collectively "Losses"), arising out of or in connection with:

(i) the Indemnitor's gross negligence or willful misconduct;

(ii) the breach of any obligation, representation or warranty pursuant to this Agreement by Indemnitor;

(iii) any failure by Indemnitor to comply with applicable laws or regulations in connection with this Agreement; or

(iv) any material breach of this Agreement by Indemnitor, including Losses asserted against the Indemnitor by the Indemnitee, provided that indemnification shall not apply to the extent any such Loss results from the Indemnitee's own gross negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement.

(b) If any legal proceeding is instituted or any claim is asserted by any third party with respect of which an Indemnitee may seek indemnification from the Indemnitor, the Indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to the Indemnitor. The Indemnitor may, at its option, settle or defend such proceeding, action or claim at its expense provided that any such settlement shall contain a full and final release of Indemnitee without an admission of fault or wrongdoing on the part of Indemnitee. The Indemnitor shall select counsel of its choice, which shall be approved by the Indemnitee such approval not to be unreasonably withheld. The Indemnitee shall have the right, at its option and at the expense of the Indemnitor, to separate counsel in such Loss and to participate in the defense thereof, but if the Indemnitor has exercised its option to defend such proceeding action or claim and is providing adequate representation and defense and there is no conflict of interest or additional or inconsistent defense available to the Indemnitee then the fees and expenses of separate counsel shall be at the expense of the Indemnitee. An Indemnitee shall not be liable for the settlement of any proceeding, action or claim affected without its participation and consent, which consent shall not be unreasonably withheld.

(c) A Party to this Agreement shall not be liable to the other Party(s) for consequential, special or indirect damages under any provision of this Agreement.

SECTION 10. MISCELLANEOUS

(a) Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York.

(b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and such Parties' respective successors and permitted assigns. The rights and obligations of a party hereto may not be assigned without the prior written consent of the other party; provided, however, that in the case of an assignment or transfer by either Party to a successor entity as a result of a merger, amalgamation or the acquisition of all or a substantial part of the asset of such Party, such assignment or transfer shall be effective upon the transferee or assignee's agreement to be bound by the terms of this Agreement, and prompt notice of such assignment or transfer shall be given to the other Party.

(c) Amendment. This Agreement may be amended in writing at any time by the Parties hereto. The amendment will be effective immediately upon its being sent.

(d) Termination. This Agreement may be terminated at any time by either Party hereto without cause by giving the other Parties at least thirty (30) days' written notice of its intention to terminate. Either Party may terminate this Agreement immediately if required by applicable laws, rules or regulations, including pursuant to a regulator's request or direction, or if the Services to be performed hereunder are interpreted by either Party to be in violation of applicable laws, rules or regulations.

(e) Notices. All notices required hereunder shall be given in writing and delivered by personal delivery; or by postage prepaid, registered or certified first class mail, return receipt requested; or by a nationally recognized overnight courier service; or by electronic mail. Unless otherwise notified in writing all notices to shall be given or sent to the addresses set forth below:

BNY Mellon Securities Corporation:	BNY Mellon Investment Adviser, Inc.:
BNY Mellon Securities Corporation	BNY Mellon Investment Adviser, Inc.
240 Greenwich Street	240 Greenwich Street
New York, NY 10286	New York, NY 10286
Attn.: John McLean	Attn.: James Bitetto

(f) Regulation FD. Distributor hereby agrees to conform to and comply with the Fund's policies and procedures designed to ensure compliance with Regulation FD under the 1934 Act, as from time to time amended ("Regulation FD Policies"), as provided by Manager to Distributor. Distributor and Manager acknowledge and agree that Distributor and its officers, employees and registered representatives are persons who owe a duty of trust or confidence to the Fund, within the meaning of Rule 100(a)(2)(i) of Regulation FD, in providing the Services hereunder, and therefore that the Fund or persons acting on its behalf may disclose material non-public information regarding the Fund or its securities to Distributor and such officers, employees and registered representatives and the requirements of Rule 100(a) of Regulation FD will not apply to such disclosures.

(g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in the state of New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(h) Confidentiality. Each Party agrees to preserve the confidentiality of any and all materials and information furnished by the other Party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving Party, provided the receiving Party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving Party prior to disclosure by the disclosing Party; (c) lawfully disclosed to the receiving Party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing Party; or (d) otherwise publicly available through no fault or breach by the receiving Party.

(i) Other.

(i) If any provision of this Agreement is or becomes inconsistent with any present or future law, rule or regulation of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement will continue in full force and effect.

(ii) This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and it supersedes all prior agreements related to the subject matter hereof.

(iii) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BNY MELLON SECURITIES CORPORATION

By:
Name:
Title:

BNY MELLON INVESTMENT ADVISER, INC.

By:
Name:
Title:

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